UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D/A

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

K12 INC.

(Name of Issuer)

Common Stock, $0.0001 par value per share

(Title of Class of Securities)

48273U 102

(CUSIP Number)

Frederic D. Fenton

c/o Technology Crossover Ventures

528 Ramona Street

Palo Alto, California 94301

Telephone: (650) 614-8200

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

April 26, 2018

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1 (g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240. 13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D/A

CUSIP No. 48273U 102

1	NAMES OF REPORTING PERSONS: TCV VII, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS): (a) ☐ (b) ☒
3	SEC USE ONLY:
4	SOURCE OF FUNDS (SEE INSTRUCTIONS): AF, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e): ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION: CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER: 1,479,077 SHARES OF COMMON STOCK (A)
	8	SHARED VOTING POWER: -0- SHARES OF COMMON STOCK
	9	SOLE DISPOSITIVE POWER: 1,479,077 SHARES OF COMMON STOCK (A)
	10	SHARED DISPOSITIVE POWER: -0- SHARES OF COMMON STOCK
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 1,479,077 SHARES OF COMMON STOCK (A)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS): ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 3.6%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS): PN

(A) Please see Item 5.

SCHEDULE 13D/A

CUSIP No. 48273U 102

1	NAMES OF REPORTING PERSONS: TCV VII (A), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS): (a) ☐ (b) ☒
3	SEC USE ONLY:
4	SOURCE OF FUNDS (SEE INSTRUCTIONS): AF, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e): ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION: CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER: 768,119 SHARES OF COMMON STOCK (A)
	8	SHARED VOTING POWER: -0- SHARES OF COMMON STOCK
	9	SOLE DISPOSITIVE POWER: 768,119 SHARES OF COMMON STOCK (A)
	10	SHARED DISPOSITIVE POWER: -0- SHARES OF COMMON STOCK
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 768,119 SHARES OF COMMON STOCK (A)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS): ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 1.9%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS): PN

(A) Please see Item 5.

SCHEDULE 13D/A

CUSIP No. 48273U 102

1	NAMES OF REPORTING PERSONS: TCV MEMBER FUND, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS): (a) ☐ (b) ☒
3	SEC USE ONLY:
4	SOURCE OF FUNDS (SEE INSTRUCTIONS): AF, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e): ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION: CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER: 12,896 SHARES OF COMMON STOCK (A)
	8	SHARED VOTING POWER: -0- SHARES OF COMMON STOCK
	9	SOLE DISPOSITIVE POWER: 12,896 SHARES OF COMMON STOCK (A)
	10	SHARED DISPOSITIVE POWER: -0- SHARES OF COMMON STOCK
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 12,896 SHARES OF COMMON STOCK (A)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS): ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 0.03%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS): PN

(A) Please see Item 5.

SCHEDULE 13D/A

CUSIP No. 48273U 102

1	NAMES OF REPORTING PERSONS: TECHNOLOGY CROSSOVER MANAGEMENT VII, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS): (a) ☐ (b) ☒
3	SEC USE ONLY:
4	SOURCE OF FUNDS (SEE INSTRUCTIONS): AF, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e): ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION: CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER: 2,247,196 SHARES OF COMMON STOCK (A)
	8	SHARED VOTING POWER: -0- SHARES OF COMMON STOCK
	9	SOLE DISPOSITIVE POWER: 2,247,196 SHARES OF COMMON STOCK (A)
	10	SHARED DISPOSITIVE POWER: -0- SHARES OF COMMON STOCK
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 2,247,196 SHARES OF COMMON STOCK (A)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS): ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 5.5%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS): PN

(A) Please see Item 5.

SCHEDULE 13D/A

CUSIP No. 48273U 102

1	NAMES OF REPORTING PERSONS: TECHNOLOGY CROSSOVER MANAGEMENT VII, LTD.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS): (a) ☐ (b) ☒
3	SEC USE ONLY:
4	SOURCE OF FUNDS (SEE INSTRUCTIONS): AF, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e): ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION: CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER: 2,260,092 SHARES OF COMMON STOCK (A)
	8	SHARED VOTING POWER: -0- SHARES OF COMMON STOCK
	9	SOLE DISPOSITIVE POWER: 2,260,092 SHARES OF COMMON STOCK (A)
	10	SHARED DISPOSITIVE POWER: -0- SHARES OF COMMON STOCK
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 2,260,092 SHARES OF COMMON STOCK (A)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS): ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 5.5%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS): OO

(A) Please see Item 5.

SCHEDULE 13D/A

CUSIP No. 48273U 102

1	NAMES OF REPORTING PERSONS: TCV VII MANAGEMENT, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS): (a) ☐ (b) ☒
3	SEC USE ONLY:
4	SOURCE OF FUNDS (SEE INSTRUCTIONS): OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e): ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION: STATE OF DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER: 20,585 SHARES OF COMMON STOCK (A)
	8	SHARED VOTING POWER: -0- SHARES OF COMMON STOCK
	9	SOLE DISPOSITIVE POWER: 20,585 SHARES OF COMMON STOCK (A)
	10	SHARED DISPOSITIVE POWER: -0- SHARES OF COMMON STOCK
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 20,585 SHARES OF COMMON STOCK (A)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS): ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 0.05%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS): OO

(A) Please see Item 5.

SCHEDULE 13D/A

CUSIP No. 48273U 102

1	NAMES OF REPORTING PERSONS: JAY C. HOAG
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS): (a) ☐ (b) ☒
3	SEC USE ONLY:
4	SOURCE OF FUNDS (SEE INSTRUCTIONS): AF, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e): ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION: UNITED STATES CITIZEN
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER: -0- SHARES OF COMMON STOCK
	8	SHARED VOTING POWER: 2,280,677 SHARES OF COMMON STOCK (A)
	9	SOLE DISPOSITIVE POWER: -0- SHARES OF COMMON STOCK
	10	SHARED DISPOSITIVE POWER: 2,280,677 SHARES OF COMMON STOCK (A)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 2,280,677 SHARES OF COMMON STOCK (A)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS): ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 5.5%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS): IN

(A) Please see Item 5.

SCHEDULE 13D/A

CUSIP No. 48273U 102

1	NAMES OF REPORTING PERSONS: RICHARD H. KIMBALL
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS): (a) ☐ (b) ☒
3	SEC USE ONLY:
4	SOURCE OF FUNDS (SEE INSTRUCTIONS): AF, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e): ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION: UNITED STATES CITIZEN
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER: -0- SHARES OF COMMON STOCK
	8	SHARED VOTING POWER: 2,280,677 SHARES OF COMMON STOCK (A)
	9	SOLE DISPOSITIVE POWER: -0- SHARES OF COMMON STOCK
	10	SHARED DISPOSITIVE POWER: 2,280,677 SHARES OF COMMON STOCK (A)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 2,280,677 SHARES OF COMMON STOCK (A)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS): ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 5.5%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS): IN

(A) Please see Item 5.

SCHEDULE 13D/A

CUSIP No. 48273U 102

1	NAMES OF REPORTING PERSONS: JOHN L. DREW
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS): (a) ☐ (b) ☒
3	SEC USE ONLY:
4	SOURCE OF FUNDS (SEE INSTRUCTIONS): AF, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e): ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION: UNITED STATES CITIZEN
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER: -0- SHARES OF COMMON STOCK
	8	SHARED VOTING POWER: 2,280,677 SHARES OF COMMON STOCK (A)
	9	SOLE DISPOSITIVE POWER: -0- SHARES OF COMMON STOCK
	10	SHARED DISPOSITIVE POWER: 2,280,677 SHARES OF COMMON STOCK (A)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 2,280,677 SHARES OF COMMON STOCK (A)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS): ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 5.5%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS): IN

(A) Please see Item 5.

SCHEDULE 13D/A

CUSIP No. 48273U 102

1	NAMES OF REPORTING PERSONS: JON Q. REYNOLDS, JR.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS): (a) ☐ (b) ☒
3	SEC USE ONLY:
4	SOURCE OF FUNDS (SEE INSTRUCTIONS): AF, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e): ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION: UNITED STATES CITIZEN
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER: -0- SHARES OF COMMON STOCK
	8	SHARED VOTING POWER: 2,280,677 SHARES OF COMMON STOCK (A)
	9	SOLE DISPOSITIVE POWER: -0- SHARES OF COMMON STOCK
	10	SHARED DISPOSITIVE POWER: 2,280,677 SHARES OF COMMON STOCK (A)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 2,280,677 SHARES OF COMMON STOCK (A)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS): ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 5.5%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS): IN

(A) Please see Item 5.

SCHEDULE 13D/A

CUSIP No. 48273U 102

1	NAMES OF REPORTING PERSONS: ROBERT W. TRUDEAU
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS): (a) ☐ (b) ☒
3	SEC USE ONLY:
4	SOURCE OF FUNDS (SEE INSTRUCTIONS): AF, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e): ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION: UNITED STATES CITIZEN
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER: -0- SHARES OF COMMON STOCK
	8	SHARED VOTING POWER: 2,280,677 SHARES OF COMMON STOCK (A)
	9	SOLE DISPOSITIVE POWER: -0- SHARES OF COMMON STOCK
	10	SHARED DISPOSITIVE POWER: 2,280,677 SHARES OF COMMON STOCK (A)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 2,280,677 SHARES OF COMMON STOCK (A)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS): ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 5.5%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS): IN

(A) Please see Item 5.

SCHEDULE 13D/A

CUSIP No. 48273U 102

1	NAMES OF REPORTING PERSONS: CHRISTOPHER P. MARSHALL
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS): (a) ☐ (b) ☒
3	SEC USE ONLY:
4	SOURCE OF FUNDS (SEE INSTRUCTIONS): AF, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e): ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION: UNITED STATES CITIZEN
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER: -0- SHARES OF COMMON STOCK
	8	SHARED VOTING POWER: 2,280,677 SHARES OF COMMON STOCK (A)
	9	SOLE DISPOSITIVE POWER: -0- SHARES OF COMMON STOCK
	10	SHARED DISPOSITIVE POWER: 2,280,677 SHARES OF COMMON STOCK (A)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 2,280,677 SHARES OF COMMON STOCK (A)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS): ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 5.5%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS): IN

(A) Please see Item 5.

SCHEDULE 13D/A

CUSIP No. 48273U 102

1	NAMES OF REPORTING PERSONS: TIMOTHY P. McADAM
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS): (a) ☐ (b) ☒
3	SEC USE ONLY:
4	SOURCE OF FUNDS (SEE INSTRUCTIONS): AF, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e): ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION: UNITED STATES CITIZEN
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER: -0- SHARES OF COMMON STOCK
	8	SHARED VOTING POWER: 2,260,092 SHARES OF COMMON STOCK (A)
	9	SOLE DISPOSITIVE POWER: -0- SHARES OF COMMON STOCK
	10	SHARED DISPOSITIVE POWER: 2,260,092 SHARES OF COMMON STOCK (A)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 2,260,092 SHARES OF COMMON STOCK (A)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS): ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 5.5%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS): IN

(A) Please see Item 5.

SCHEDULE 13D/A

CUSIP No. 48273U 102

1	NAMES OF REPORTING PERSONS: JOHN C. ROSENBERG
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS): (a) ☐ (b) ☒
3	SEC USE ONLY:
4	SOURCE OF FUNDS (SEE INSTRUCTIONS): AF, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e): ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION: UNITED STATES CITIZEN
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER: -0- SHARES OF COMMON STOCK
	8	SHARED VOTING POWER: 2,260,092 SHARES OF COMMON STOCK (A)
	9	SOLE DISPOSITIVE POWER: -0- SHARES OF COMMON STOCK
	10	SHARED DISPOSITIVE POWER: 2,260,092 SHARES OF COMMON STOCK (A)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 2,260,092 SHARES OF COMMON STOCK (A)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS): ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 5.5%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS): IN

(A) Please see Item 5.

SCHEDULE 13D/A

CUSIP No. 48273U 102

1	NAMES OF REPORTING PERSONS: DAVID L. YUAN
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS): (a) ☐ (b) ☒
3	SEC USE ONLY:
4	SOURCE OF FUNDS (SEE INSTRUCTIONS): AF, OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e): ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION: UNITED STATES CITIZEN
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER: -0- SHARES OF COMMON STOCK
	8	SHARED VOTING POWER: 2,260,092 SHARES OF COMMON STOCK (A)
	9	SOLE DISPOSITIVE POWER: -0- SHARES OF COMMON STOCK
	10	SHARED DISPOSITIVE POWER: 2,260,092 SHARES OF COMMON STOCK (A)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 2,260,092 SHARES OF COMMON STOCK (A)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS): ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 5.5%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS): IN

(A) Please see Item 5.

The Statement on Schedule 13D originally filed with the Securities and Exchange Commission (the “Commission”) on May 5, 2011 and amended and supplemented by Amendment No. 1 to Schedule 13D filed with the Commission on February 16, 2018 (as so amended and supplemented, the “Statement”), is hereby amended and supplemented by this Amendment No. 2 to Schedule 13D (the “Amendment”). Capitalized terms used herein and not otherwise defined have the meanings assigned to such terms in the Statement. Except as otherwise provided herein, each Item of the Statement remains unchanged. All of the percentages calculated in this Amendment are based upon an aggregate of 41,172,030 shares of Common Stock outstanding as of April 19, 2018, as disclosed in the Company’s Quarterly Report on Form 10-Q as filed with the Commission on April 25, 2018.

Information with respect to each Reporting Person is given solely by such Reporting Person and no Reporting Person assumes responsibility for the accuracy or completeness of the information furnished by another Reporting Person.

ITEM 4. PURPOSE OF TRANSACTION.

Item 4 of the Statement is hereby amended and supplemented by adding the following:

On the dates set forth below, TCV VII, L.P. (“TCV VII”), TCV VII (A), L.P. (“TCV VII(A)”) and TCV Member Fund, L.P. (“Member Fund” and, together with TCV VII and TCV VII(A), the “TCV Funds”) sold the following shares of Common Stock in open market transactions at the prices per share set forth below:

Date	TCV VII	TCV VII(A)	TCV Member Fund	Price Per Share
February 22, 2018	13,439	6,979	117	$15.3868
February 23, 2018	19,283	10,014	168	$15.4287
February 26, 2018	9,039	4,695	79	$15.3481
February 27, 2018	10,929	5,676	95	$15.3700
February 28, 2018	654	340	6	$15.2710
March 9, 2018	12,903	6,700	113	$15.0555
March 16, 2018	19,225	9,984	168	$14.8599
March 20, 2018	1,047	544	9	$15.0564
April 25, 2018	156,152	81,093	1,362	$15.5421
April 26, 2018	179,969	93,462	1,569	$15.4491
Total	422,640	219,487	3,686

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

Items 5(a) and (b) of the Statement are amended and restated in their entirety as follows:

(a), (b). On the date hereof, the Reporting Persons beneficially own directly and/or indirectly the following shares:

Reporting Person	Number of Total Shares		Percentage of Outstanding Shares
TCV VII	1,479,077	(*)	3.6%
TCV VII(A)	768,119	(*)	1.9%
Member Fund	12,896	(*)	0.03%
Management VII	2,260,092	(*)	5.5%
TCM VII	2,247,196	(*)	5.5%
TCV VII Management	20,585	(*)	0.05%
Mr. Hoag	2,280,677	(*)	5.5%
Mr. Kimball	2,280,677	(*)	5.5%
Mr. Drew	2,280,677	(*)	5.5%
Mr. Reynolds	2,280,677	(*)	5.5%
Mr. Trudeau	2,280,677	(*)	5.5%
Mr. Marshall	2,280,677	(*)	5.5%
Mr. McAdam	2,260,092	(*)	5.5%
Mr. Rosenberg	2,260,092	(*)	5.5%
Mr. Yuan	2,260,092	(*)	5.5%

(*)	Certain Reporting Persons disclaim beneficial ownership as set forth below.

Each of the TCV Funds has the sole power to dispose or direct the disposition of the shares of Common Stock which it holds directly, and has the sole power to vote or direct the vote of such shares.

Technology Crossover Management VII, Ltd. (“Management VII”), as the ultimate general partner of TCV VII and TCV VII(A) and a general partner of Member Fund, and Technology Crossover Management VII, L.P. (“TCM VII”), as the direct general partner of TCV VII and TCV VII(A), may also be deemed to have the sole power to dispose or direct the disposition of the shares of Common Stock held by TCV VII and TCV VII(A) and, with respect to Management VII, the shares held by Member Fund and have the sole power to direct the vote of such shares. Each of Management VII and TCM VII disclaims beneficial ownership of the shares of Common Stock owned by TCV VII, TCV VII(A) and Member Fund, except to the extent of their respective pecuniary interest therein.

Under the memorandum and articles of association of Management VII, Jay C. Hoag, Richard H. Kimball, John L. Drew, Jon Q. Reynolds, Jr., Robert W. Trudeau, Christopher P. Marshall, Timothy P. McAdam, John C. Rosenberg and David L. Yuan (collectively, the “Class A Directors”) have the shared power to dispose or direct the disposition of the shares held by TCV VII, TCV VII(A) and Member Fund and the shared power to direct the vote of such shares. Each of the Class A Directors disclaims beneficial ownership of the shares of Common Stock owned of record by TCV VII, TCV VII(A) and Member Fund except to the extent of their respective pecuniary interest therein.

TCV VII Management, L.L.C. (“TCV VII Management”) has the sole power to dispose or direct the disposition of 20,585 shares of Common Stock which it holds directly, and has the sole power to vote or direct the vote of such shares. Messrs. Hoag, Kimball, Reynolds, Drew, Trudeau and Marshall, who are members of TCV VII Management, may be deemed to have the shared power to dispose or direct the disposition of the shares of Common Stock held of record by TCV VII Management. Each of Messrs. Hoag, Kimball, Reynolds, Drew, Trudeau and Marshall disclaims beneficial ownership of the shares of Common Stock owned of record by TCV VII Management, except to the extent of their respective pecuniary interest therein.

The Reporting Persons may be deemed to be acting as a group in relation to their respective holdings in the Company but do not affirm the existence of any such group.

Except as set forth in this Item 5(a)—(b), each of the Reporting Persons disclaims beneficial ownership of any Common Stock owned beneficially or of record by any other Reporting Person.

Item 5(c) of the Statement is hereby amended and supplemented by adding the following:

(c). See Item 4 above.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.

Exhibit 1—Joint Filing Agreement, dated as of February 15, 2018 (previously filed as Exhibit 1 with the Statement on February 16, 2018)

Exhibit 2—Securities Purchase Agreement dated April 13, 2011 by and among the TCV Funds, TCMI, Inc. and the Company (incorporated by reference from Exhibit 10.1 to the Form 8-K filed on April 18, 2011)

Exhibit 3—Investor Rights Agreement dated April 27, 2011 by and among the TCV Funds and the Company (incorporated by reference from Exhibit 4.1 to the Form 8-K filed on April 29, 2011)

Exhibit 4—Statement Appointing Designated Filer and Authorized Signatories dated August 6, 2010 (incorporated by reference from Exhibit 5 to the Schedule 13D relating to the Class A Common Stock of Green Dot Corporation filed on August 6, 2010)

Exhibit 5—Statement Appointing Designated Filer and Authorized Signatories dated July 10, 2009 (incorporated by reference from Exhibit 2 to the Schedule 13D relating to the common stock of Interactive Brokers Group, Inc. filed on July 10, 2009)

Exhibit 6—Statement Appointing Designated Filer and Authorized Signatories dated December 31, 2010 (previously filed as Exhibit 6 with the Statement filed on May 5, 2011)

SIGNATURE

After reasonable inquiry and to the best of each of the undersigned’s knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: April 27, 2018

TCV VII, L.P.

By:	/s/ Frederic D. Fenton
Name: Frederic D. Fenton Its: Authorized Signatory

TCV VII (A), L.P.

By:	/s/ Frederic D. Fenton
Name: Frederic D. Fenton Its: Authorized Signatory

TCV MEMBER FUND, L.P.

By:	/s/ Frederic D. Fenton
Name: Frederic D. Fenton Its: Authorized Signatory

TECHNOLOGY CROSSOVER MANAGEMENT VII, L.P.

By:	/s/ Frederic D. Fenton
Name: Frederic D. Fenton Its: Authorized Signatory

TECHNOLOGY CROSSOVER MANAGEMENT VII, LTD.

By:	/s/ Frederic D. Fenton
Name: Frederic D. Fenton Its: Authorized Signatory

TCV VII MANAGEMENT, L.L.C.

By:	/s/ Frederic D. Fenton
Name: Frederic D. Fenton Its: Authorized Signatory

JAY C. HOAG

By:	/s/ Frederic D. Fenton
Name: Frederic D. Fenton Its: Authorized Signatory

RICHARD H. KIMBALL

By:	/s/ Frederic D. Fenton
Name: Frederic D. Fenton Its: Authorized Signatory

JOHN L. DREW

By:	/s/ Frederic D. Fenton
Name: Frederic D. Fenton Its: Authorized Signatory

JON Q. REYNOLDS, JR.

By:	/s/ Frederic D. Fenton
Name: Frederic D. Fenton Its: Authorized Signatory

ROBERT W. TRUDEAU

By:	/s/ Frederic D. Fenton
Name: Frederic D. Fenton Its: Authorized Signatory

CHRISTOPHER P. MARSHALL

By:	/s/ Frederic D. Fenton
Name: Frederic D. Fenton Its: Authorized Signatory

TIMOTHY P. McADAM

By:	/s/ Frederic D. Fenton
Name: Frederic D. Fenton Its: Authorized Signatory

JOHN C. ROSENBERG

By:	/s/ Frederic D. Fenton
Name: Frederic D. Fenton Its: Authorized Signatory

DAVID L. YUAN

By:	/s/ Frederic D. Fenton
Name: Frederic D. Fenton Its: Authorized Signatory

EXHIBIT INDEX

Exhibit 1—Joint Filing Agreement, dated as of February 15, 2018 (previously filed as Exhibit 1 with the Statement on February 16, 2018)

Exhibit 2—Securities Purchase Agreement dated April 13, 2011 by and among the TCV Funds, TCMI, Inc. and the Company (incorporated by reference from Exhibit 10.1 to the Form 8-K filed on April 18, 2011)

Exhibit 3—Investor Rights Agreement dated April 27, 2011 by and among the TCV Funds and the Company (incorporated by reference from Exhibit 4.1 to the Form 8-K filed on April 29, 2011)

Exhibit 4—Statement Appointing Designated Filer and Authorized Signatories dated August 6, 2010 (incorporated by reference from Exhibit 5 to the Schedule 13D relating to the Class A Common Stock of Green Dot Corporation filed on August 6, 2010)

Exhibit 5—Statement Appointing Designated Filer and Authorized Signatories dated July 10, 2009 (incorporated by reference from Exhibit 2 to the Schedule 13D relating to the common stock of Interactive Brokers Group, Inc. filed on July 10, 2009)

Exhibit 6—Statement Appointing Designated Filer and Authorized Signatories dated December 31, 2010 (previously filed as Exhibit 6 with the Statement filed on May 5, 2011)